BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.

200 Haddonfield Berlin Road, Ste. 402

Gibbsboro, New Jersey 08026-1239

(856) 346-2828  Fax: (856) 346-2882

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 1, 2006, to be filed by our former client, INFe - Human Resources, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Bagell, Josephs, Levine & Company, L.L.C.

Gibbsboro, NJ 08026

November 6, 2006